UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 13, 2012

Business Development Corporation of America

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

814-00821	27-2614444
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor

New York, New York 10022

(Address, Including Zip Code, of Principal Executive Offices)

(212) 415-6500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On July 13, 2012, Business Development Corporation of America (the “Company”), through a wholly-owned subsidiary, 405 TRS I, LLC (“TRS Sub”), entered into a total return swap agreement (the “Agreement”) with Citibank, N.A. (“Citi”).

A total return swap is a contract in which one party agrees to make periodic payments to another party based on the change in the market value of the assets underlying the total return swap, which may include a specified security, basket of securities or securities indices during the specified period, in return for periodic payments based on a fixed or variable interest rate. The Agreement effectively adds leverage to the Company’s portfolio by providing investment exposure to a security or market without owning or taking physical custody of such security or investing directly in such market.  The Agreement enables the Company, through its ownership of TRS Sub, to obtain the economic benefit of owning the loans subject to the Agreement, without actually owning them, in return for an interest-type payment to Citi.

The obligations under the Agreement are non-recourse to the Company and the Company’s exposure to the Agreement is limited to the amount that it contributes to TRS Sub in connection with the Agreement. Generally, that amount will be the amount that TRS Sub is required to post as cash collateral for each loan (approximately 25% of the market value of a loan at the time that such loan is purchased). TRS Sub may select a portfolio of loans with a maximum aggregate market value (determined at the time such loans become subject to the Agreement) of $50,000,000. The current price of any loan, from day to day, will be calculated by the calculation agent, Citi, as net cash proceeds that would be received from the sale on such date of determination, less the related costs of assigning that obligation.

TRS Sub will pay interest to Citi for each loan at a rate equal to one-month LIBOR plus 1.25% per annum. Upon the termination or repayment of any loan selected by TRS Sub under the Agreement, TRS Sub may deduct the appreciation of such loan’s value from any interest owed to Citi or pay the depreciation amount to Citi in addition to remaining interest payments.

Citi may terminate any individual loan on or after July 13, 2015. However, if at any time, any particular loan fails to meet certain criteria set forth in the Agreement, and such failure continues for 30 days, Citi will have the right to terminate that loan or the entire agreement with at least 10 days’ notice and TRS Sub would be required to pay certain breakage costs to Citi. TRS Sub may terminate the Agreement prior to July 13, 2015 but would be required to pay certain termination fees.

A copy of the press release announcing the Company’s entrance, through TRS Sub, into the Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 13, 2012

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

Date: July 13, 2012	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman